EXHIBIT 99.1 PRESS RELEASE

Press Release

B-2 Digital Inc. Hotel Movie Network, Inc. in a further effort to advance IPTV enters into an Agreement with Creative Domain Investments LTD, a Albert, Canada LTD to purchase Intellectual Properties

March 13, 2007

B-2 Digital enters into a purchase agreement to buy Intellectual Properties from Creative Domain Investments LTD of Canada.

Phoenix -(BUSINESS WIRE)—March 13, 2007—B-2 Digital Inc. (Over the Counter: BTOD.OB - NEWS), Through it subsidiary company Hotel Movie Network a provider of in-room, on-demand video entertainment, and satellite services to the domestic lodging industry. It provides pay-per-view services. The company also provides for in-room viewing of select cable channels and other interactive and information services, including high-speed Internet access. In addition, along with delivery of Hollywood movies, sports, and live events, as well as various types of pay-per-view content. The company primarily has provided its services under long-term contracts to hotels, hotel management companies and individually owned and franchised hotel properties.

Under this purchase agreement Hotel Movie Network Inc. will be able to provide additional digital technology and Internet capabilities into the hospitality and MDU markets by use of the coaxial cable for delivery. Much of the properties are in the form of new products for this type of delivery. In this manner the over all cost can be cut in half for each installation involved. Just another area under the Board of Directors direction the company has chosen to move further into the Digital Communications markets. This continues furthering the move as Hotel Movie Network joins forces with another leading company in the technology world.

Robert Russell, Chairman of B-2 Digital Inc, said, “By purchasing this additional technology B2 Digital will be able to clearly stay in the for ground of cutting edge technology. This combined with joining forces with other technology companies we feel it will give B-2 Digital a greater opportunity to bring our technology into the market place.” In addition we can gain a greater revenue share and be able to advance much faster by joining forces with another technology company. The additional of subscribers will bring us the beginning of a reoccurring revenue model and asset base that we need as a public company.

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